PROSPECTUS	Pricing Supplement No. 4416
March 29, 2006	Filed Pursuant to Rule 424 (b)(3)
PROSPECTUS SUPPLEMENT	Dated August 15, 2006
March 29, 2006	Registration Statement
No. 333-132807

GENERAL ELECTRIC CAPITAL CORPORATION

GLOBAL MEDIUM-TERM NOTES, SERIES A

(Fixed Rate Notes)
Issuer:	General Electric Capital Corporation
Ratings:	Aaa/AAA
Trade Date/Pricing Effective Time:	August 15, 2006
Settlement Date (Original Issue Date):	August 22, 2006

Maturity Date:	June 9, 2014
Principal Amount:	US$150,000,000
Price to Public (Issue Price):	100.397% (plus accrued interest from and including June 9, 2006 to but excluding August 22, 2006)

Agents Commission:	0.37%
All-in Price:	100.027%
Accrued Interest:	US$1,718,541.67
Net Proceeds to Issuer:	US$151,759,041.67 (which includes accrued interest)
Treasury Benchmark:	4.875% due August 15, 2016
Treasury Yield:	4.925%
Spread to Treasury Benchmark:	Plus 0.66%
Re-offer Yield:	5.585%
Interest Rate Per Annum:	5.65%
Interest Payment Dates:	Semi-Annually on June 9 and December 9 of each year, commencing December 9, 2006 and ending on the Maturity Date.

Day Count Convention:	30/360

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Filed Pursuant to Rule 424(b)(3)
Dated August 15, 2006
Registration Statement
No. 333-132807

Denominations:	Minimum of $1,000 with increments of $1,000 thereafter.
Call Dates (if any):	N/A
Call Notice Period:	N/A
Put Dates (if any):	N/A
Put Notice Period:	N/A
CUSIP:	36962GX41
ISIN:	US36962GX412
Common Code:	025755464

Additional Information:

Reopening of Issue

The Notes are intended to be fully fungible and be consolidated and form a single issue for all purposes with the Issuers issue of US$ 500,000,000 principal amount of Global Medium-Term Notes Due June 9, 2014 as described in the Issuers pricing supplement number 4380 dated June 5, 2006.

Plan of Distribution:

The Notes are being purchased by HSBC Securities (USA) Inc. ("the Underwriter"), as principal, at 100.397% of the aggregate principal amount less an underwriting discount equal to 0.370% of the principal amount of the Notes.

The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

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Filed Pursuant to Rule 424(b)(3)
Dated August 15, 2006
Registration Statement
No. 333-132807

Additional Information:

At June 30, 2006, the Company had outstanding indebtedness totaling $382.374 billion, consisting of notes payable within one year, senior notes payable after one year and subordinated notes payable after one year. The total amount of outstanding indebtedness at June 30, 2006, excluding subordinated notes payable after one year, was equal to $379.581 billion.

Consolidated Ratio of Earnings to Fixed Charges

The information contained in the Prospectus under the caption "Consolidated Ratio of Earnings to Fixed Charges" is hereby amended in its entirety, as follows:

Year Ended December 31,					Six Months ended June 30,
2001	2002	2003	2004	2005	2006

1.56	1.62	1.71	1.82	1.66	1.62

For purposes of computing the consolidated ratio of earnings to fixed charges, earnings consist of net earnings adjusted for the provision for income taxes, minority interest and fixed charges.

Fixed charges consist of interest and discount on all indebtedness and one-third of rentals, which the Company believes is a reasonable approximation of the interest factor of such rentals.

CAPITALIZED TERMS USED HEREIN WHICH ARE DEFINED IN THE PROSPECTUS SUPPLEMENT SHALL HAVE THE MEANINGS ASSIGNED TO THEM IN THE PROSPECTUS SUPPLEMENT.